Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 22, 2013, relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Shareholders of the Gateway Fund, a series of the Gateway Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

April 29, 2013
Boston, Massachusetts